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                                                                  EXHIBIT (23)-6


                      THE BLACKSTONE GROUP CONSENT LETTER


August 22, 1997



The Board of Directors
LG&E Energy Corp.
220 West Main Street
Louisville, Kentucky 40232

Dear Gentlemen and Madame:

Included in Annex F to this Joint Proxy Statement/Prospectus of LG&E Energy Corp. ("LG&E") and KU Energy Corporation ("KU") is our opinion letter to the Board of Directors of LG&E dated August 22, 1997 (the "Opinion Letter"), with respect to the proposed merger of KU Energy with and into LG&E.

We hereby consent to the references to our firm and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus of LG&E and KU filed with the Securities and Exchange Commission on August 22, 1997. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Joint Proxy Statement/Prospectus (or Registration Statement of which it forms a part) within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

                                           Very truly yours,

                                           THE BLACKSTONE GROUP L.P.


                                           By:  /s/ Michael B. Hoffman
                                                ---------------------------
                                                Michael B. Hoffman
                                                Senior Managing Director